Exhibit 10.11

[Form of Award Compliant with 409A (to be used for Non-Management Directors)]

CHIQUITA BRANDS INTERNATIONAL, INC.

STOCK AND INCENTIVE PLAN

DIRECTOR’S RESTRICTED STOCK AWARD AND AGREEMENT

Chiquita Brands International, Inc., a New Jersey corporation (“Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.01 per share (“Shares”), subject to the terms of this Agreement. This award is being made pursuant to the non-employee director restricted stock program under the Chiquita Stock and Incentive Plan (the “Plan”). The Shares will be issued at no cost to you as described below. Please read this Agreement carefully and return an executed copy as requested below. Unless otherwise defined in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee	No. of Shares	Grant Date

ISSUANCE OF SHARES: The Shares will be issued to you on the day that Grantee Separates from Service or, if earlier, upon a Change in Control of the Company (each a “Designated Payment Date”). On the Designated Payment Date (or promptly thereafter), the Company will deliver to you a certificate representing the Shares granted under this award. For purposes of this award, a “Separation from Service” generally occurs when you cease to be a member of the Board of Directors of the Company.

NO RIGHTS AS SHAREHOLDER PRIOR TO ISSUANCE: Prior to the date Shares are issued to you, you will have no rights as a shareholder of the Company with respect to the Shares subject to this award.

CASH IN LIEU OF SHARES: The Company will have the right, in its sole discretion and without your consent, to elect to pay you an amount of cash equal to the Fair Market Value of the Shares in lieu of issuing you Shares as described above.

TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award or the issuance of Shares or the payment of cash in lieu thereof pursuant to this award.

CONDITIONS: This award is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted, operated and administered in a manner consistent with this intention. This award is to be governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. and foreign laws.

AGREEMENT: To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to the Law Department, Attention: Terri Suter.

CHIQUITA BRANDS INTERNATIONAL, INC.		Complete Grantee Information below:

By:		By:
Kevin R. Holland,
Senior Vice President and Chief People Officer

Home Address (including country)

U.S. Social Security Number (if applicable)

Date Acknowledged: